EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO AUTHORIZES SHARE REPURCHASES

PLAINVIEW, N.Y., August 24, 2010 — Veeco Instruments Inc. (Nasdaq: VECO) announced today that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s common stock over the next year.

“This authorization reflects our continued confidence in and positive outlook for our business,” said John R. Peeler, Veeco’s Chief Executive Officer.  “Our strong cash position and cash flow from operations will allow us to execute share repurchases while retaining the flexibility to continue to invest in other opportunities to grow our business.  Our Board of Directors strongly believes that Veeco’s stock currently presents an attractive investment for the Company and its stockholders.”

Repurchases are expected to be made from time to time on the open market or in privately negotiated transactions in accordance with applicable federal securities laws. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions, SEC regulations, and other factors. The repurchases will be funded using the Company’s available cash balances and cash generated from operations.  The program does not obligate the Company to acquire any particular amount of common stock and may be modified or suspended at any time at the Company’s discretion.

About Veeco

Veeco Instruments, Inc. designs, manufactures, markets and services enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s product development, marketing, engineering and manufacturing facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and Asia Pacific. http://www.veeco.com

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

# # #